Exhibit 10.21

April 20, 2018

Ricardo A. Anzaldua
*Address Redacted*
*Address Redacted*

Dear Ricardo:
On behalf of Freddie Mac’s Board of Directors (the “Board”), this memorandum sets forth Freddie Mac’s agreement to employ you as its Executive Vice President and Senior Legal Advisor, effective on a mutually agreed upon start date, reporting to me, Freddie Mac’s Chief Executive Officer.
The following outlines the terms of your employment with us, including your compensation and benefits, which have been approved by the Compensation Committee of the Board of Directors and the Federal Housing Finance Agency (the “FHFA”).
Congratulations and we look forward to you joining the Freddie Mac team!
I. Compensation
Your compensation is governed by the Executive Management Compensation Program (“EMCP”). To participate in the EMCP, you must agree to the terms of the EMCP Document and the Recapture and Forfeiture Agreement, both of which are enclosed. The EMCP Program Document outlines the terms and conditions of our compensation program for senior officers, while the Recapture and Forfeiture Agreement describes the circumstances under which certain compensation is subject to repayment and/or forfeiture.
Your target total direct compensation (“Target TDC”) will be $2,500,000, which will be pro-rated in the first calendar year of employment based on your date of hire.
Your Target TDC will consist of two components - Base Salary and Deferred Salary - that are both paid in cash and which are summarized below.
Base Salary -The annualized amount of your Base Salary will be $500,000.
Deferred Salary - The annualized amount of your Deferred Salary will be $2,000,000 and is comprised of the two components noted below. Deferred Salary earned in each quarter is paid in cash in the last pay period of the corresponding quarter of the following calendar year.

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At-Risk Deferred Salary - This portion of your Deferred Salary is equal to thirty percent (30%) of your Target TDC, or $750,000, up to half of which may be reduced based on the company’s performance against objectives established by FHFA and up to half of which may be reduced based on both the company’s performance against corporate objectives and your performance against individual objectives.

•	Fixed Deferred Salary - This portion of your Deferred Salary is equal to your Target TDC less your Base Salary and At-Risk Deferred Salary, and is equal to $1,250,000.
Cash Award - In consideration of your acceptance of this offer and beginning employment with Freddie Mac, you will receive a $100,000 cash award that will be paid within thirty (30) days of your date of hire.
The cash award is not considered “compensation” for purposes of our tax qualified Thrift/401(k) Savings Plan or our non-qualified Supplemental Executive Retirement Plan (“SERP”).
During the first year of your employment, the cash award shall remain subject to repayment if your employment terminates due to a “Termination Event” which shall mean:

•	You voluntarily resign employment; or

•	We terminate your employment due to the occurrence of any of the Forfeiture Events described in the Recapture and Forfeiture Agreement.
In the event the cash award is subject to repayment, you agree to repay to Freddie Mac the gross amount within 30 calendar days following your termination date.  You further agree and authorize Freddie Mac to withhold any unpaid repayment amount from any outstanding Deferred Salary.  You understand and agree that you will pay any and all of Freddie Mac’s reasonable expenses, including attorney’s fees and other costs, incurred in its obtaining repayment and collection of any unpaid repayment amount.
II. Benefits
We offer a highly competitive benefits package that you can customize to meet your family’s needs. You will also be eligible to participate in certain benefits available only to officers, including a financial counseling reimbursement program and the SERP. You are immediately eligible for the financial counseling reimbursement program and will become eligible for the SERP after completing one year of service. A benefits representative will contact you to provide an overview of our offerings. The medical, dental, and vision benefits you elect will become effective on the first day of the month after your first day of employment. Additionally, you will begin accruing vacation and sick time and will be entitled to paid holidays.
III. Restrictive Covenant and Confidentiality Agreement
The terms of your compensation provided in this letter are also contingent upon your agreement to be bound by the terms of the enclosed Restrictive Covenant and Confidentiality Agreement.
IV. FHFA’s Review and Approval Authority
The terms and conditions of your compensation has been approved by FHFA. Notwithstanding such approval and any provision of this letter, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA’s authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended.
V. Outside Activities and Family Member Activities
During your employment with us, you agree to devote substantially all of your time, attention and energies to our business, and to not be engaged in any other business activity unless permitted under our Outside Activities and Family Member Activities policy. This restriction will not prevent you from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of your assets in such form or manner as you desire, consistent with Freddie Mac’s Employee Trading policy, and except as provided herein.
VI. Reservations of Rights:
This letter is not intended, nor shall it be interpreted, to constitute a contract of employment for a specified duration. Your employment is at-will and both you and Freddie Mac retain the discretion to terminate the employment relationship at any time for any lawful reason with or without notice.
This offer of employment is contingent upon Freddie Mac’s satisfaction in its sole discretion with your references and the results of your background checks and drug test.
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During the course of your review of this memorandum, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax, and financial advisors.
This memorandum shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

Return of Signed Documents:
Please confirm that the terms and conditions in this letter conform to your understanding by returning a signed copy of this letter as well as signed copies of the EMCP, the Recapture and Forfeiture Agreement and the Restrictive Covenant and Confidentiality Agreement.

__/s/ Don Layton____________________            _4/25/18_______
Don Layton                        Date
Chief Executive Officer

I agree to the terms of this Agreement.

__/s/ Ricardo Anzaldua_______________            _23 April 2018___
Ricardo Anzaldua                         Date